Alight Reports First Quarter Results

– Achieved total revenue growth of nearly 15% and Employer Solutions revenue growth of over 16% –

– Strong BPaaS revenue growth of 50% –

– Surpassed $1.5 billion in cumulative BPaaS bookings –

– Full year 2023 financial guidance reaffirmed –

LINCOLNSHIRE, IL – May 9, 2023 – Alight (NYSE: ALIT), a leading cloud-based provider of integrated digital human capital and business solutions, today reported results for the first quarter ended March 31, 2023.

“Alight achieved a key milestone in the first quarter surpassing $1.5 billion in cumulative BPaaS bookings, nine months earlier than our original three-year projections, demonstrating continued momentum from 2022,” said Chief Executive Officer Stephan Scholl. “Ongoing investments in our platform strategy and a recently announced partnership with Workday in key European countries are enhancing our value proposition and the outcomes we deliver for employers and their people, illustrated by new and expanded customer relationships as well as a growing pipeline. Through our continued focus on profitable growth, we believe we remain on track to achieve our 2023 targets of double-digit growth, margin expansion and improved operating cash flow conversion.”

First Quarter 2023 Highlights

•
Revenue increased 14.6% over the prior year period to $831 million
•
Business Process as a Service (BPaaS) revenue grew 50.0% to $171 million, representing 20.6% of total revenue
•
BPaaS bookings on a total contract value basis were $75 million, bringing cumulative BPaaS bookings above $1.5 billion
•
Gross profit of $257 million and gross margin of 30.9% compared to $223 million and 30.8%, and adjusted gross profit of $285 million and adjusted gross margin of 34.3% compared to $241 million and 33.2%, in the prior year period
•
Net loss of $74 million compared to net loss of $13 million, and adjusted EBITDA of $154 million compared to $142 million, in the prior year period
•
87% of projected 2023 revenue under contract at the end of the first quarter
•
New wins or expanded relationships with companies including MasterBrand, Dentsu, and a Fortune 50 food and beverage company

First Quarter 2023 Results

Consolidated Results

Revenue grew 14.6% to $831 million, as compared to $725 million in the prior year period. The growth was driven by more than a 16% increase in Employer Solutions revenue due to increased net commercial activity, project revenue, and volumes as well as the impact of our 2022 acquisition and 8.9% growth in Professional Services revenue. Recurring revenues, which comprised 85.7% of total revenue, increased by 16% to $712 million mainly due to growth in Employer Solutions revenue.

Gross profit was $257 million or 30.9% of revenue compared to $223 million, or 30.8% of revenue in the prior year period. The increase in gross profit was primarily driven by revenue growth as noted above, partially offset by increases in costs associated with the growth in revenues.

Selling, general and administrative expenses were $185 million, compared to $140 million in the prior year period. The change was primarily due to progress made against our previously announced restructuring program as well as the inclusion of expenses from our 2022 acquisition.

Interest expense was $33 million as compared to $29 million in the prior year period. The increase in expense was primarily due to higher interest expense on our Term Loan due to movement in market interest rates.

The Company’s loss before income tax benefit of $82 million compared to a loss before income tax expense of $12 million in the prior year period. The change was primarily due to non-operating fair value remeasurements of financial instruments and the tax receivable agreement.

First Quarter 2023 Segment Results

Employer Solutions

Employer Solutions is driven by Alight’s digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll.

Employer Solutions revenues grew more than 16% to $723 million, as compared to $623 million in the prior year period, as a result of increased net commercial activity, project revenue, and volumes as well as the impact of our 2022 acquisition. Recurring revenue grew more than 17% to $669 million, while project revenue grew roughly 2% to $54 million.

Employer Solutions gross profit was $238 million, as compared to $204 million in the prior year period, up 16.7% driven by revenue growth and lower expenses related to productivity initiatives, partially offset by employee compensation costs and increases in costs associated with growth of current and future revenues. Employer Solutions adjusted gross profit was $264 million, as compared to $221 million in the prior year period, up almost 20% or $43 million primarily due to the factors impacting gross profit above.

Professional Services

Professional Services revenues were up 8.9% to $98 million as compared to $90 million in the prior year period as a result of higher recurring revenue and higher project revenue. Recurring revenue and project revenue increased by $3 million and $5 million, respectively.

Professional Services gross profit was flat at $19 million for both periods. Professional Services adjusted gross profit for the three months ended March 31, 2023 was $20 million as compared to $19 million in the prior year period.

Balance Sheet Highlights

As of March 31, 2023, the Company’s cash and cash equivalents balance was $239 million, total debt was $2,816 million and total debt net of cash and cash equivalents was $2,577 million.

The interest rates on the Company’s debt are 84% fixed through 2024 and 60% through 2025. The Company has no debt maturities until 2025.

Business Outlook

The Company is reaffirming its 2023 outlook:

•
Revenue of $3.47 billion to $3.51 billion (growth of 11% to 12%).
•
Adjusted EBITDA of $735 million to $750 million.
•
Adjusted diluted EPS of $0.62 to $0.67.
•
BPaaS total contract value bookings of $900 million to $1.0 billion.
•
Operating Cash Flow Conversion rate of 45-55%.

Reconciliations of the historical non-GAAP measures used in this press release are included below. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s first-quarter financial results is scheduled for today, May 9, 2023 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

For more information, please visit www.alight.com.

Contacts

Investors:

Jeremy Cohen

investor.relations@alight.com

Media:

MacKenzie Lucas

mackenzie.lucas@alight.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, and other non-historical statements, including statements in the “Business Outlook” section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,”

“plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of increases in inflation rates or interest rates or changes in monetary and fiscal policies, bank failures, risks related to the performance of our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential and proprietary information, risks related to changes in regulation, and, competition in our industry. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 1, 2023, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this press release to the most directly comparable GAAP financial measure in the tables below. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted Net Income, which is defined as net loss attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings per Share is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Operating Cash Flow Conversion is defined as cash provided by operating activities divided by Adjusted EBITDA. Operating Cash Flow Conversion is used by management and stakeholders to evaluate our core operating performance.

Adjusted Gross Profit and Adjusted Gross Margin Percent. Adjusted gross profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation. Adjusted gross margin percent is defined as adjusted gross profit divided by revenue. Management uses adjusted gross profit and adjusted gross margin percent as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting adjusted gross profit and adjusted gross margin percent is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
(in millions, except per share amounts)	2023	2022
Revenue	$831	$725
Cost of services, exclusive of depreciation and amortization	555	491
Depreciation and amortization	19	11
Gross Profit	257	223

Operating Expenses
Selling, general and administrative	185	140
Depreciation and intangible amortization	85	85
Total operating expenses	270	225
Operating Income (Loss)	(13)	(2)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	25	(13)
(Gain) Loss from change in fair value of tax receivable agreement	8	(5)
Interest expense	33	29
Other (income) expense, net	3	(1)
Total other (income) expense, net	69	10
Income (Loss) Before Income Tax	(82)	(12)
Income tax expense (benefit)	(8)	1
Net Income (Loss)	(74)	(13)
Net loss attributable to noncontrolling interests	(6)	(2)
Net (Loss) Income Attributable to Alight, Inc.	$(68)	$(11)

Earnings Per Share
Basic (net loss) earnings per share	$(0.14)	$(0.02)
Diluted (net loss) earnings per share	$(0.14)	$(0.02)

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2023	2022
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$239	$250
Receivables, net	638	678
Other current assets	312	379
Total Current Assets Before Fiduciary Assets	1,189	1,307
Fiduciary assets	1,387	1,509
Total Current Assets	2,576	2,816
Goodwill	3,680	3,679
Intangible assets, net	3,793	3,872
Fixed assets, net	342	320
Deferred tax assets, net	11	6
Other assets	515	542
Total Assets	$10,917	$11,235

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$392	$508
Current portion of long-term debt, net	25	31
Other current liabilities	335	300
Total Current Liabilities Before Fiduciary Liabilities	752	839
Fiduciary liabilities	1,387	1,509
Total Current Liabilities	2,139	2,348
Deferred tax liabilities	34	60
Long-term debt, net	2,791	2,792
Long-term tax receivable agreement	594	568
Financial instruments	122	97
Other liabilities	270	281
Total Liabilities	$5,950	$6,146
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 1,000.0 shares authorized; 497.2 and 478.3 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Class B Common Stock: $0.0001 par value, 20.0 shares authorized; 10.0 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Class V Common Stock: $0.0001 par value, 175.0 shares authorized; 44.1 and 63.5 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Class Z Common Stock: $0.0001 par value, 12.9 shares authorized; 5.2 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Treasury stock, at cost (2.7 and 1.5 shares at March 31, 2023 and December 31, 2022, respectively)	(22)	(12)
Additional paid-in-capital	4,690	4,514
Retained deficit	(226)	(158)
Accumulated other comprehensive income	81	95
Total Alight, Inc. Stockholders' Equity	$4,523	$4,439
Noncontrolling interest	444	650
Total Stockholders' Equity	$4,967	$5,089
Total Liabilities and Stockholders' Equity	$10,917	$11,235

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
(in millions)	2023	2022
Operating activities:
Net income (loss)	$(74)	$(13)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	24	17
Intangible asset amortization	80	79
Noncash lease expense	6	7
Financing fee and premium amortization	(1)	(1)
Share-based compensation expense	37	33
(Gain) loss from change in fair value of financial instruments	25	(13)
(Gain) loss from change in fair value of tax receivable agreement	8	(5)
Release of unrecognized tax provision	(1)	—
Deferred tax expense (benefit)	(7)	—
Other	1	3
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	40	(37)
Accounts payable and accrued liabilities	(117)	(82)
Other assets and liabilities	51	31
Cash provided by operating activities	$72	$19
Investing activities:
Capital expenditures	(45)	(41)
Cash used in investing activities	$(45)	$(41)
Financing activities:
Net increase (decrease) in fiduciary liabilities	(121)	327
Borrowings from banks	—	54
Financing fees	—	(3)
Repayments to banks	(6)	(60)
Principal payments on finance lease obligations	(7)	(8)
Payments on tax receivable agreements	(7)	—
Tax payment for shares/units withheld in lieu of taxes	(6)	(1)
Deferred and contingent consideration payments	(3)	—
Repurchase of shares	(10)	—
Other financing activities	—	(4)
Cash provided by (used in) financing activities	$(160)	$305
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	(133)	281
Cash, cash equivalents and restricted cash at beginning of period	1,759	1,652
Cash, cash equivalents and restricted cash at end of period	$1,626	$1,933

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
(in millions)	2023	2022
Net Income (Loss)	$(74)	$(13)
Interest expense	33	29
Income tax expense (benefit)	(8)	1
Depreciation	24	17
Intangible amortization	80	79
EBITDA	55	113
Share-based compensation	37	33
Transaction and integration expenses(1)	2	6
Restructuring	26	6
(Gain) Loss from change in fair value of financial instruments	25	(13)
(Gain) Loss from change in fair value of tax receivable agreement	8	(5)
Other(2)	1	2
Adjusted EBITDA	$154	$142
Revenue	$831	$725
Adjusted EBITDA Margin(3)	18.5%	19.6%

(1) Transaction and integration expenses primarily relate to acquisition activity.

(2) Other primarily includes expenses related to debt financing.

(3) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

Reconciliation of Net Income (Loss) Attributable to Alight, Inc. to Adjusted Net Income and Adjusted Diluted Earnings per Share

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
(in millions, except share and per share amounts)	2023	2022
Numerator:
Net (Loss) Income Attributable to Alight, Inc.	$(68)	$(11)
Conversion of noncontrolling interest	(6)	(2)
Intangible amortization	80	79
Share-based compensation	37	33
Transaction and integration expenses	2	6
Restructuring	26	6
(Gain) Loss from change in fair value of financial instruments	25	(13)
(Gain) Loss from change in fair value of tax receivable agreement	8	(5)
Other	1	2
Tax effect of adjustments(1)	(33)	(28)
Adjusted Net Income	$72	$67

Denominator:
Weighted average shares outstanding - basic	476,145,761	456,838,216
Exchange of noncontrolling units(2)	57,966,505	76,220,431
Impact of unvested RSUs(3)	10,412,840	11,137,394
Adjusted shares of Class A Common Stock outstanding - diluted(4)	544,525,106	544,196,041

Basic (Net Loss) Earnings Per Share	$(0.14)	$(0.02)
Adjusted Diluted Earnings Per Share(4)(5)	$0.13	$0.12

(1) Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.

(2) Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.

(3) Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.

(4) Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for 20 consecutive trading days; and (ii) 7.5 million shares will be issued if the Company's Class A Common Stock VWAP is >$15.00 for 20 consecutive trading days. Both tranches have a seven-year duration.

(5) Excludes 31,079,227 and 35,501,399 performance-based units, which represents the gross number of shares expected to vest based on achievement of performance conditions as of March 31, 2023 and March 31, 2022, respectively.

Reconciliation of Segment Profit to Income (Loss) Before Income Tax Benefit

(Unaudited)

	Segment Profit
	Three Months Ended	Three Months Ended
	March 31,	March 31,
(in millions)	2023	2022
Employer Solutions	$238	$204
Professional Services	19	19
Total Gross Profit	257	223
Selling, general and administrative	185	140
Depreciation and intangible amortization	85	85
Operating Income (Loss)	(13)	(2)
(Gain) Loss from change in fair value of financial instruments	25	(13)
(Gain) Loss from change in fair value of tax receivable agreement	8	(5)
Interest expense	33	29
Other (income) expense, net	3	(1)
Income (Loss) Before Income Tax	$(82)	$(12)

Gross Profit to Adjusted Gross Profit Reconciliation by Segment

(Unaudited)

	Three Months Ended March 31, 2023
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$238	$19	$-	$257
Add: stock-based compensation	8	1	-	9
Add: depreciation and amortization	18	-	1	19
Adjusted Gross Profit	$264	$20	$1	$285
Gross Profit Margin	32.9%	19.4%	0.0%	30.9%
Adjusted Gross Profit Margin	36.5%	20.4%	10.0%	34.3%

	Three Months Ended March 31, 2022
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$204	$19	$-	$223
Add: stock-based compensation	7	-	-	7
Add: depreciation and amortization	10	-	1	11
Adjusted Gross Profit	$221	$19	$1	$241
Gross Profit Margin	32.7%	21.1%	0.0%	30.8%
Adjusted Gross Profit Margin	35.5%	21.1%	8.3%	33.2%

Other Select Financial Data

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
($ in millions)	2023	2022
Segment Revenues
Employer Solutions:
Recurring	$669	$570
Project	54	53
Total Employer Solutions	723	623
Professional Services:
Recurring	33	30
Project	65	60
Total Professional Services	98	90
Total Reportable Segments	821	713
Other (1)	10	12
Total revenue	$831	$725

Segment Adjusted Gross Profit
Employer Solutions	$264	$221
Professional Services	20	19
Other	1	1
Total gross profit	$285	$241

Segment Adjusted Gross Margin Percent
Employer Solutions	36.5%	35.5%
Professional Services	20.4%	21.1%
Other	10.0%	8.3%
Total adjusted gross margin percent	34.3%	33.2%

Adjusted EBITDA	$154	$142

Cash provided by operating activities	$72	$19

Other Key Statistics
Recurring revenue	$712	$612
BPaaS revenue	$171	$114
BPaaS revenue as % of total revenue	20.6%	15.7%
BPaaS bookings(2)	$75	$122

(1) Other revenues primarily attributable to the former Hosted Segment.

(2) BPaaS bookings are reported on a total contract value (TCV) basis.